     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2001
                                                      Registration No. 333-69751
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                   ON FORM S-3
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------

                             DRS TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                        13-2632319
  (State or other jurisdiction                             (I.R.S. Employee
of incorporation or organization)                        Identification Number)

                                  5 Sylvan Way
                          Parsippany, New Jersey 07054
                                 (973) 898-1500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Mark S. Newman
                                  5 Sylvan Way
                          Parsippany, New Jersey 07054
                                 (973) 898-1500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        ---------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                Explanatory Note

     DRS Technologies, Inc. hereby amends its Registration Statement on Form S-4 (Registration No. 333-69751), as amended and effective as of January 25, 1999 (the "Registration Statement"), by filing this post-effective amendment no. 2 on Form S-3 (this "Post-Effective Amendment No. 2") relating to up to 603,175 shares of the common stock, par value $0.01 per share, of DRS (the "DRS Common Stock") issuable upon exercise of warrants issued by DRS in connection with the merger of DRS' wholly-owned subsidiary with and into NAI Technologies, Inc. ("NAI") on February 19, 1999. Such warrants were issued to replace the warrants to purchase NAI's common stock outstanding and unexercised immediately prior to the effective time of such merger.

     The shares of DRS Common Stock issuable upon the exercise of such warrants were registered under the Registration Statement on Form S-4 and are hereby transferred to this Form S-3. This Post-Effective Amendment No. 2 does not replace, but is in addition to, the post-effective amendment no. 1 on Form S-8 to the Form S-4 filed with the Securities and Exchange Commission on February 22, 1999.

The information in this prospectus is not complete and may be changed. We may not sell these securities until this post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS



                   Subject to completion, dated August 7, 2001

                             DRS TECHNOLOGIES, INC.


                      UP TO 603,175 SHARES OF COMMON STOCK
                           (par value $0.01 per share)

     This prospectus relates to up to 603,175 shares of our Common Stock issuable upon exercise of our Warrants. We issued these Warrants in connection with the merger on February 19, 1999 of our wholly-owned subsidiary with and into NAI Technologies, Inc.

     In connection with the merger, we (among other things) assumed warrants issued by NAI, which were outstanding and unexercised immediately prior to the effective time of the merger. We issued our Warrants to replace these assumed NAI warrants.

     Each Warrant entitles the registered holder of the Warrant to purchase one share of Common Stock at $10.00 per share at any time on or before 5:30 p.m., local time, February 15, 2002.

     Our Common Stock is quoted on the American Stock Exchange ("AMEX") and traded under the symbol "DRS". Our Warrants are quoted on the Over-the-Counter Bulletin Board ("OTCBB") and traded under the symbol "DRSTW".

     See "Risk Factors" beginning on page 3 for a discussion of certain material factors that you should consider in connection with an investment in our Common Stock.

                        ---------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        ---------------------------------


                  The date of this prospectus is August 7, 2001

                                TABLE OF CONTENTS


Forward-Looking Statements..........................................      2
Risk Factors........................................................      3
About Us............................................................      9
Use of Proceeds.....................................................      10
Plan of Distribution................................................      10
Description of Securities...........................................      10
Legal Matters.......................................................      13
Experts.............................................................      13
Where You Find More Information.....................................      13

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                        ---------------------------------

                           FORWARD LOOKING STATEMENTS

     Some of the information contained in this prospectus or documents incorporated by reference may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this prospectus or in documents incorporated by reference are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this prospectus or documents incorporated by reference are cautioned that risks and uncertainties are inherent to forward-looking statements. Accordingly, our actual results could differ materially from those suggested by such forward-looking statements. Risks include, without limitation, the effect of our acquisition strategy on future operating results; the uncertainty of acceptance of new products and successful bidding for new products; the effect of technological changes or obsolescence relating to our products and services; the effects of government regulation or shifts in government policy, as they may relate to our products and services; competition; and other matters referred to in this prospectus and documents incorporated by reference.

     We undertake no obligation to publicly update or revise any forward-looking statement in this prospectus or any document incorporated by reference, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the events suggested by the forward-looking statements in this prospectus or the documents incorporated by reference might not occur.

                                  RISK FACTORS

     You should carefully consider the following factors and other information contained in our current and future reports, including information incorporated by reference in this prospectus, before you invest in the shares of Common Stock being offered in this prospectus.

     Our Revenues Depend on Our Ability to Maintain Our Level of Government Business

     We derive a significant portion of all of our revenues from contracts or subcontracts with domestic and foreign government agencies. A reduction in the purchase of our products by these agencies (and principally by the U.S. Navy and U.S. Army) would have a material adverse effect on our business. In the fiscal years ended March 31, 2001, 2000 and 1999, approximately 78%, 80% and 81% of our revenues were derived directly or indirectly from defense-industry contracts with the U.S. government. In addition, approximately 12% in the fiscal year ended March 31, 2001, 12% in the fiscal year ended March 31, 2000 and 8% in the fiscal year ended March 31, 1999 were derived directly or indirectly from sales to foreign governments. Therefore, the development of our business in the future will depend upon the continued willingness of the U.S. government to commit substantial resources to defense programs and, in particular, upon continued purchase of our products, and other products which incorporate our products, by the U.S. government.

     The risk that governmental purchases of our products may decline stems from the nature of our business with the U.S. government, in which the U.S. government may:

     o    terminate contracts at its convenience;

     o terminate, reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

     o cancel multi-year contracts and related orders if funds become unavailable;

     o    shift its spending priorities; and

     o adjust contract costs and fees on the basis of audits done by its agencies.

Upon the termination of a contract with the U.S. government, a defense contractor is entitled to reimbursement for allowable costs and an allowance for the proportionate share of fees or earnings for the work completed if the contract was not terminated due to the contractor's default. Foreign defense contracts generally also contain comparable provisions relating to termination at the convenience of the foreign government.

     In addition, as a defense business, we are subject to the following risks in connection with government contracts:

     o the frequent need to bid on programs prior to completing the necessary design, which may result in unforeseen technological difficulties and/or cost overruns;

     o the difficulty in forecasting long-term costs and schedules and the potential obsolescence of products related to long-term fixed price contracts; and

     o when we act as a subcontractor, the failure or inability of the primary contractor to perform its prime contract, which may result in our inability to obtain payment of our fees and contract costs.

     We Face Acquisition and Integration Risks

     Since March 31, 1993, we have consummated 18 acquisitions and may continue to acquire businesses that present a strategic fit with our operations. Our growth may place significant demands on our management and our operational, financial and marketing resources. In connection with acquisitions and opening of new locations, we have expanded and may continue to expand the number of our employees, the scope of our operating and financial systems and the geographic area of our operations. We believe this growth will increase the complexity of our operations and the level of responsibility exercised by both existing and new management personnel. We cannot assure you that our current operating and financial systems and controls will continue to be adequate as we grow or that any steps taken to improve such systems and controls will be sufficient. Acquisitions involve numerous risks, including:

     o difficulties in assimilating and integrating the operations, technologies, and products acquired;

     o    the diversion of management's attention from other business concerns;

     o the risks of entering markets in which we have limited or no prior experience; and

     o    the potential loss of key employees.

     Our failure to successfully integrate acquired businesses and manage our growth may have a material adverse effect on our business, financial condition, results of operations or prospects. Further, there can be no assurance that our management will be able to maintain or enhance the profitability of any acquired business or consolidate its operations to achieve cost savings.

     In addition, there may be liabilities that we fail or are unable to discover in the course of performing due diligence investigations on each company or business we acquired or seek to acquire in the future. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. In addition, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. We try to minimize these risks by conducting such due diligence, including employee benefit and environmental reviews, as we deem appropriate under the circumstances. However, we cannot assure you that we have identified, or in the case of future acquisitions, will identify, all existing or potential risks. We also generally require each seller of acquired businesses or properties to indemnify us against undisclosed liabilities. In some cases this indemnification obligation may be supported by deferring payment of a portion of the purchase price or other appropriate security. However, we cannot assure you that the indemnification, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition, results of operations or prospects.

     We May Not Be Successful in Implementing Our Growth Strategy if We Are Unable to Identify Suitable Acquisition Targets or Complete Those Acquisitions We Identify as Desirable

     Finding, consummating and successfully integrating acquisitions is an important component of our growth strategy. Our continued ability to grow by acquisition is dependent upon the availability of acquisition candidates at reasonable prices, limitations in our then existing loan agreements and our ability to obtain additional acquisition financing on acceptable terms. We experience competition in making acquisitions from larger companies with significantly greater resources. Implementation of our acquisition strategy may depend upon our ability to attract and retain qualified management personnel to oversee our expanded operations resulting from future acquisitions. We may need to use significant amounts of cash, issue additional equity securities, incur debt and amortize expenses related to intangibles in connection with future acquisitions, each of which could have a material adverse effect on our business, financial condition and results of operations.

     Failure to Anticipate Technical Problems, Estimate Costs Accurately or Control Costs During Performance of a Fixed-Price Contract May Reduce Our Profit or Cause a Loss

     We provide our services primarily through three types of contracts: firm fixed-price, cost-plus-incentive-fee and cost-plus-fixed-fee contracts. Approximately 94% of our total revenues for the fiscal year ended March 31, 2001, were derived from firm fixed-price contracts which require us to perform services under a contract at a stipulated price. We derived the balance of our revenues during that period from cost-plus-incentive-fee contracts, by which we are reimbursed for incurred costs and receive a fee that is dependent on cost savings and/or performance, and cost-plus-fixed-fee contracts, by which we are reimbursed our costs and receive a fixed fee which is negotiated but limited by statutes.

     We assume greater financial risk on firm fixed-price contracts than on cost-based contracts. We believe that an increasing percentage of our contracts will be fixed-priced. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce our profit or cause a loss. Although management believes that adequate provision for our performance is reflected in our financial statements, we can give no assurance that this provision is adequate or that losses on fixed-price and cost-based contracts will not occur in the future.

     We May Experience Production Delays if Suppliers Fail to Deliver Materials to Us

     Our manufacturing process for certain of our products consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process.

     Although we can obtain materials and purchase components generally from a number of different suppliers, several suppliers are our sole source of certain components. If a supplier should cease to deliver such components, we would probably find other sources; however, this could result in added cost and manufacturing delays. We have not experienced significant production delays attributable to supply shortages, but we occasionally experience procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to our electro-optical products, certain materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

     Our Revenues Will Be Adversely Affected if We Fail to Receive Renewal or Follow-On Contracts

     Renewal and follow-on contracts are important because our contracts are for fixed terms. These terms vary from shorter than one year to over five years, particularly for contracts with options. The average term of our contracts with the U.S. government is between one and three years. Our possible failure to obtain a renewal or follow-on contract with respect to any significant contract or a number of lesser contracts would result in a loss of revenues. If revenues from the award of new contracts fail to offset the loss of contracts, it could have a material adverse effect on our results of operations and financial position.

     The loss of revenues from our possible failure to obtain renewal or follow-on contracts may be significant because our U.S. government contracts account for a substantial portion of our revenues. For example, in the fiscal years ended 2001, 2000 and 1999, the AN/UYQ-70 advanced display system program accounted for approximately 22%, 21% and 28%, respectively, of our total revenues. In addition, we sometimes enter into U.S. government contracts with a fully funded backlog, which means that the U.S. government has appropriated funds sufficient to cover all of the sales orders represented by such contracts at the time of award. The price per unit of our product, however, may not be determined at the time of award. We will be adversely affected if the price per unit is ultimately determined to be significantly less than we anticipated.

     Our Operating Results May Fluctuate and Our Backlog Is Subject to Reduction and Cancellation.

     Our results of operations have fluctuated in the past and may continue to fluctuate in the future as a result of a number of factors, many of which are beyond our control. These factors include:

     o the termination of a key government contract as the result of a reduction or cancellation of funding;

     o the size and timing of new contract awards to replace completed or expired contracts;

     o our ability to design and produce new products meeting the specifications of our customers;

     o increased competition from existing competitors and new entrants to the market; and

     o    changes in Department of Defense policies and budgetary priorities.

     We record our defense backlog as funded backlog. Funded backlog represents products the government has committed by contract to purchase from us. Our funded backlog as of March 31, 2001 was approximately $456.5 million. Our funded backlog is subject to fluctuations and is not necessarily indicative of future sales. Moreover, cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce our funded backlog and, consequently, future revenues. Our failure to replace canceled or reduced backlog could result in lower revenues.

     We Face a Competitive Industry and Depend on Strategic Alliances

     The military electronics industry in which we participate is highly competitive and characterized by rapid technological change. Our potential inability to improve existing product lines and develop new products and technologies could adversely affect our business. In addition, our competitors could introduce new products with greater capabilities which could adversely affect our business.

     There are many competitors in the markets in which we sell our products. Many of these competitors are substantially larger than we are, devote substantially greater resources to research and development and generally have greater resources. Consequently, these competitors may be better positioned to take advantage of economies of scale and develop new technologies. Some of these competitors are also our suppliers or customers.

     In the military sector, we compete with many large and mid-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation. As defense spending in the U.S. has decreased in recent years, the industry has experienced substantial consolidation, increasing the market share of certain companies. Accordingly, it is important for us to maintain our good relationships with such companies.

     Our International Operations Expose Us to Risks of Losses

     Approximately 12%, 12% and 8% of our revenues in the years ended March 31, 2001, 2000 and 1999, respectively, were derived from sales to foreign governments. We are also exploring the possibility of expansion into additional international markets. We cannot assure you that we will maintain significant operations internationally or that any such operations will be successful. Any international operations we do establish will be subject to risks similar to those affecting our North American operations in addition to a number of other risks, including lack of local business experience, foreign currency fluctuations, difficulty in enforcing intellectual property rights, language and other cultural barriers and political and economic instability.

     We Are Subject to Government Regulation Which Could Limit Our Ability to Sell Some of Our Products Outside the United States

     The sale of certain of our products outside the United States is subject to compliance with the United States Export Administration Regulations. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. In addition, in order to sell our products in European Union countries, we must satisfy certain technical requirements. If we were unable to comply with those requirements with respect to a significant quantity of our products, our sales in Europe could be restricted, which could have a material adverse effect on our business, financial condition and results of operations.

     Government Rights Limit Our Intellectual Property Rights

     We seek to protect the competitive benefits we derive from our patents, proprietary information and other intellectual property. However, we do not have the right to prohibit the U.S. government from using certain technologies developed by us or to prohibit third party companies, including our competitors, from using those technologies in providing products and services to the U.S. government. The government has the right to royalty-free use of technologies that we have developed under government contracts. We are free to commercially exploit those government-funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof, but we cannot assure you we could successfully do so.

     We Are Subject to Legal Proceedings from Time to Time. We Cannot Assure You that an Adverse Outcome from Any Such Legal Proceeding Will Not Have a Material Adverse Effect on Us

     We are a party to various legal actions and claims arising in the ordinary course of our business. While we believe we have adequate legal defenses for each of the actions and claims, we cannot assure you that their ultimate disposition will not have a material adverse effect on our operating results and financial position.

     We Are Subject to Environmental Laws and Regulations and Our Ongoing Operations May Expose Us to Environmental Liabilities

     Our operations are subject to federal, state, foreign and local environmental laws and regulations. As a result, we are involved from time to time in administrative or legal proceedings relating to environmental matters. We cannot assure you that the aggregate amount of future clean up costs and other environmental liabilities will not be material. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require us to make additional expenditures, some of which could be material.

     A Failure to Attract and Retain Technical Personnel Could Reduce Our Revenues and our Operational Effectiveness

     There is a continuing demand for qualified technical personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. An inability to attract or maintain a sufficient number of trained personnel could have a material adverse effect on our contract performance or on our ability to capitalize on market opportunities.

                                    ABOUT US

     We are a leading supplier of defense electronics products and systems. Incorporated in 1968, DRS has served the defense industry for over thirty years. We provide advanced technology products and services to government and commercial customers worldwide. We develop and manufacture a broad range of mission critical products--from rugged computers and peripherals to systems and components in the areas of communications, combat systems, data storage, digital imaging, electro-optics, flight safety and space. Our defense electronics systems and subsystems are sold to all branches of the U.S. military, selected U.S. government intelligence agencies, major aerospace/defense contractors and international military forces.

     We have grown substantially in recent years, as a result of internal business development and strategic acquisitions. Acquisitions have significantly expanded our business base and have increased and further diversified our backlog.

     We have increased our annual revenues and operating income at a compound annual growth rate of approximately 33.3% and 34.4% respectively over the last five years. For the year ended March 31, 2001, we had sales of $427.6 million and operating income of $37.5 million. We are divided into three groups: the Electronic Systems Group, the Electro-Optical Systems

Group and the Flight Safety and Communications Group.

     Funded backlog also has increased substantially. At March 31, 2001, our funded backlog was approximately $456.5 million, an increase of 17.6% from March 31, 2000. As of March 31, 2001, approximately 41% and 30% of our backlog related to products and services for the U.S. Army and U.S. Navy, as compared with 45% and 28% at March 31, 2000, respectively.

     To achieve this level of growth and business development, we have executed a consistent long-term business strategy. Our goal is to enhance our position as a leading supplier of defense electronics products and systems by maintaining our reputation for technical excellence, focusing on the development of profitable long-term contracts and acquiring businesses that complement or extend existing product lines.

     Our principal executive offices are located at 5 Sylvan Way, Parsippany, NJ 07054 and our telephone number is (973) 898-1500. For further information about our business and operations, reference is made to our reports incorporated by reference. See "Where You Can Find More Information" below.

                                 USE OF PROCEEDS

     Although we cannot predict whether some, all, or none of the Warrants will be exercised, if all of the Warrants are exercised, the gross proceeds to us would be approximately $6 million. We intend to use the net proceeds from the exercise of the Warrants for general corporate purposes.

                              PLAN OF DISTRIBUTION

     Upon the exercise of any Warrant by its holder in accordance with its terms on or before 5:30 p.m., local time, February 15, 2002, we will issue and deliver the applicable number of shares of Common Stock directly to that holder.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 20,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 share of undesignated preferred stock, $10.00 par value per share. As of May 31, 2001, 12,112,995 shares of Common Stock were issued and outstanding and approximately 2,613,580 shares of Common Stock were reserved for issuance under our 1996 Omnibus Plan and other agreements. As of May 31, 2001, there were no shares of our preferred stock designated or issued. All of our outstanding shares of Common Stock are fully paid and non-assessable.

     In connection with the merger, we issued 2,858,266 shares of Common Stock to holders of NAI common stock.

     Common Stock

     We have not paid any cash dividends since 1976. We intend to retain future earnings for use in our business and do not expect to declare cash dividends on Common Stock in the foreseeable future. Our bank borrowings restrict our ability to pay dividends or make other distributions on the Common Stock. Any future declaration of dividends will be subject to the discretion of our Board of Directors. The timing, amount and form of any future dividends will depend, among other things, on our results of operations, financial condition, cash requirements, plans of expansion and other factors deemed relevant by our Board of Directors.

     The holders of our Common Stock have one vote per share with respect to matters submitted to a vote of our stockholders. Under our bylaws, any action that may be taken at a meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action to be taken is signed by the holders of not less than the minimum number of votes that could be necessary to take such action at a meeting of the stockholders at which all shares entitled to vote thereon were present and voted. Our bylaws also provide that prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

     The Common Stock is listed on the AMEX.

     Warrants

     Discussion of the Warrants in this prospectus is qualified entirely by reference to the form of the Warrant filed with the SEC.

     Following completion of the merger, we offered to exchange for the assumed NAI warrants appropriate warrants representing rights with respect to the Common Stock. Each Warrant entitles the holder to purchase specified numbers of shares of Common Stock at an exercise price equal to $10.00 per share, subject to adjustment, on or before 5:30 p.m., local time, February 15, 2002.

     As of the effective time of the merger, there were Warrants outstanding and unexercised which would result in the issuance of approximately 603,175 shares of Common Stock upon exercise. Each Warrant is subject to adjustment upon the occurrence of any of the following events:

     o our recapitalization or reclassification of the securities to be received upon conversion or any merger or consolidation of us into or with a corporation or other business entity, or the sale or transfer of all or substantially all of our assets or any successor corporation's assets to any other corporation or business entity;

     o    the subdivision or combination of shares of Common Stock;

     o the payment of dividends or other distributions in the form of Common Stock; and

     o    the issuance of shares of Common Stock at less than the closing price.

     No adjustment to the Warrants is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the exercise price. The Warrants will be exercisable, at any time and from time to time, on or before 5:30 p.m., local time, February 15, 2002 by surrendering the Warrant to us, accompanied with the appropriate form of consideration in payment for the number of shares of Common Stock as set forth in the subscription form. The right to purchase shares of Common Stock will be forfeited after such date and time. Each Warrant may be exercised in whole or in part so long as any exercise in part would not involve the issuance of fractional shares of Common Stock. We will reserve such shares of Common Stock as shall be required for issuance upon conversion of the Warrants. Holders of the Warrants are not entitled to any rights as our stockholders.

     The Warrants are listed on the OTCBB.

     Transfer Agent and Registrar

     Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660, is the transfer agent and the registrar of the Common Stock and is the warrant agent and registrar of the Warrants.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock to be issued upon exercise of the Warrants will be passed upon for us by Nina Laserson Dunn, Esq., our General Counsel. As of the date of this prospectus, Ms. Dunn beneficially owned shares of the Common Stock and options to purchase additional shares of the Common Stock, which in the aggregate constitute less than 0.6% of the Common Stock outstanding.

                                     EXPERTS

     The consolidated financial statements and consolidated financial statement schedule of DRS Technologies, Inc. and subsidiaries as of March 31, 2001 and 2000, and for each of the years in the three-year period ended March 31, 2001, have been incorporated by reference herein and in the Registration Statement in reliance upon the report, incorporated herein by reference, of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which our Common Stock and Warrants are listed.

     We are "incorporating by reference" in the prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

         DRS Technologies, Inc.
         Corporate Headquarters
         5 Sylvan Way
         Parsippany, NJ 07054
         Tel. No.: (973) 898-1500
         Attn: Patricia M. Williamson

     We have filed with the SEC a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 (Registration No. 333-69751) with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. Statements made in this prospectus as to the contents of any agreement or other document are not necessarily complete. With respect to each such agreement or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description. The Registration Statement and any amendments to the Registration Statement, including exhibits filed or incorporated by reference as a part of the Registration Statement, are available for inspection and copying as described above.

     You should rely only on the information or representations provided or incorporated by reference in this prospectus. We have authorized no one to provide information other than that provided or incorporated by reference in this prospectus. We are not making any offer of these securities in any state where the offer is not permitted. The information contained in this prospectus is current as of August 7, 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution


   Legal fees and expenses....................................     $20,000*
   Accounting fees and expenses...............................       5,000*
   Cost of printing and preparing Registration Statement,
         Prospectus and other documents.......................      10,000*
                                                                   -------
            Total.............................................     $35,000*

-------
* Estimated

Item 15. Indemnification of Directors and Officers.

     Set forth below is a description of certain provisions of the Company's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), the Amended and Restated By-laws, as amended (the "Bylaws"), of the Company and the General Corporation Law of the State of Delaware, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Restated Certificate of Incorporation, the Bylaws and the General Corporation Law of the State of Delaware.

     The Restated Certificate of Incorporation provides that the Company shall, to the full extent permitted by Sections 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto and eliminates the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation,


                                       I
although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Item 16. Exhibits.

Exhibit
No.       Description

4.1 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 4.1 to this Registration Statement on Form S-4).

4.2 Amended and Restated Certificate of Incorporation of the Registrant, as filed April 1, 1996 (incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement No. 33-64641, Post-Effective Amendment No. 1).

4.3 Amendment to the By-Laws of the Registrant, as adopted by resolution of the Registrant's stockholders on August 9, 2000.

4.4 Amended and Restated By-Laws of the Registrant, as of April 1, 1996 (incorporated by reference to Exhibit 3.8 to the Registrant's Registration Statement No. 33-64641, Post-Effective Amendment No. 1).

4.5 Form of Assumption of the Registrant, together with form of Warrant to purchase Common Stock of NAI (previously filed as Exhibit 4.4 to this Registration Statement on Form S-4).

4.6 Form of Warrant to purchase Common Stock of the Registrant (previously filed as Exhibit 4.5 to this Registration Statement on Form S-4).

4.7 Warrant Agreement, dated as of August 26, 1996, between NAI and American Stock Transfer & Trust Company (previously filed as Exhibit 4(ii) to NAI's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996).


                                       II

4.8 Amendment to the Warrant Agreement, dated as of February 18, 1999, among NAI, Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company.

4.9 Amended and Restated Warrant Agreement, dated as of June 8, 2001, between the Registrant and Mellon Investor Services LLC.

5.1 Opinion of Nina Laserson Dunn, Esq. as to the legality of the securities being registered by this Registration Statement (previously filed as Exhibit 5.1 to this Registration Statement on Form S-4).

8.1 Opinion regarding tax matters (previously filed as Exhibit 8.2 to this Registration Statement on Form S-4).

23.1      Consent of KPMG LLP.

23.2      Consent of Nina Laserson Dunn, Esq. (included in the opinion filed as
          Exhibit 5.1 hereto).

24.1 Powers of Attorney of the directors and certain officers of the Registrant (included on the signature page hereto).

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering


                                      III
               price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (4) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                       IV

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Parsippany, in the state of New Jersey, on August 7, 2001.

                             DRS TECHNOLOGIES, INC.



                             By:  /s/ Mark S. Newman
                                  ----------------------------------------------
                                  Name:  Mark S. Newman
                                  Title: Chairman of the Board, President,
                                         Chief Executive Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person, in so signing also makes, constitutes and appoints Mark S. Newman and Nina Laserson Dunn, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney in fact or his substitute or substitutes may do or cause to be done by virtue hereof.

          NAME             CAPACITY                                   DATE
-------------------------- -----------------------------------    --------------


/s/ Mark S. Newman
------------------------
Mark S. Newman               Chairman of the Board, President,    August 7, 2001
                             Chief Executive Officer and
                             Director


/s/ Richard A. Schneider
------------------------
Richard A. Schneider         Executive  Vice  President,  Chief   August 7, 2001
                             Financial Officer and Treasurer



                                       V

          NAME             CAPACITY                                   DATE
-------------------------- -----------------------------------    --------------


/s/ Ira Albom
-----------------------
Ira Albom                 Director                                August 7, 2001


/s/ Donald C. Fraser
-----------------------
Donald C. Fraser          Director                                August 7, 2001


/s/ William F. Heitmann
-----------------------
William F. Heitmann       Director                                August 7, 2001


/s/ Steven S. Honigman
-----------------------
Steven S. Honigman        Director                                August 7, 2001


/s/ C. Shelton James
-----------------------
C. Shelton James          Director                                August 7, 2001


/s/ Mark N. Kaplan
-----------------------
Mark N. Kaplan            Director                                August 7, 2001


/s/ Stuart F. Platt
-----------------------
Stuart F. Platt           Director                                August 7, 2001


/s/ Dennis J. Reimer
----------------------
Dennis J. Reimer          Director                                August 7, 2001


/s/ Eric J. Rosen
----------------------
Eric J. Rosen             Director                                August 7, 2001



                                       VI

                                  EXHIBIT INDEX

Exhibit                                                                   Page
Number                  Description                                      Number
------                  -----------                                      ------

4.1 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit
          4.1 to this Registration Statement on Form S-4).

4.2 Amended and Restated Certificate of Incorporation of the Registrant, as filed April 1, 1996 (incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement No. 33-64641, Post-Effective Amendment No. 1).

4.3 Amendment to the By-Laws of the Registrant, as adopted by resolution of the Registrant's stockholders on August 9, 2000.

4.4. Amended and Restated By-Laws of the Registrant, as of April 1, 1996 (incorporated by reference to Exhibit 3.8 to the Registrant's Registration Statement No. 33-64641, Post-Effective Amendment No. 1).

4.5 Form of Assumption of the Registrant, together with form of Warrant to purchase Common Stock of NAI (previously filed as Exhibit 4.4 to this Registration Statement on Form S-4).

4.6 Form of Warrant to purchase Common Stock of the Registrant (previously filed as Exhibit 4.5 to this Registration Statement on Form S-4).

4.7 Warrant Agreement, dated as of August 26, 1996, between NAI and American Stock Transfer & Trust Company (previously filed as
          Exhibit 4(ii) to NAI's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1996).

4.8 Amendment to the Warrant Agreement, dated as of February 18, 1999, among NAI, Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company.

4.9 Amended and Restated Warrant Agreement, dated as of June 8, 2001, between the Registrant and Mellon Investor Services LLC.

5.1 Opinion of Nina Laserson Dunn, Esq. as to the legality of the securities being registered by this Registration Statement (previously filed as Exhibit 5.1 to this Registration Statement on Form S-4).

8.1 Opinion regarding tax matters (previously filed as Exhibit 8.2 to this Registration Statement on Form S-4).

23.1      Consent of KPMG LLP.

23.2 Consent of Nina Laserson Dunn, Esq. (included in the opinion filed as Exhibit 5.1 hereto).

24.1 Powers of Attorney of the directors and certain officers of the Registrant (included on the signature page hereto).